Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Consolidated Edison Company of New York, Inc. of our report dated February 17, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, which appears in the Consolidated Edison, Inc. Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

June 16, 2005